Exhibit 10.3

FEDERAL HOME LOAN BANK OF PITTSBURGH

LONG-TERM INCENTIVE COMPENSATION PLAN

JANUARY 1, 2001

(Revised 3/1/05)

Purpose and Objectives

The Federal Home Loan Bank of Pittsburgh (the Bank) has established a Long-Term Incentive Compensation Plan (the Plan) for eligible executives. The purpose of the plan is to focus senior management on the achievement of key strategic objectives and reward long-term business success. The specific objectives of the plan include:

•	Rewarding long-term customer/shareholder value creation and community mission achievement;

•	Attracting and retaining high-performing staff by providing long-term compensation opportunities which are reasonable relative to the financial services marketplace; and

•	Putting a portion of the total executive compensation package at risk and dependent upon performance results.

Performance Period

The Plan covers a three-year performance period. A new cycle, or performance period, commences every three years, coterminous with the Strategic Planning cycle.

Eligibility

Plan participants include those who, in the opinion of the President and as confirmed by the Human Resources Committee (the Committee) and the Board of Directors (the Board), hold positions having the capacity to significantly impact long-term Bank performance.

Any individual hired or promoted into (or transferred out of) an eligible position during the performance period may be eligible to receive a pro-rated award under the plan based upon his/her tenure in the eligible position. Eligibility for a pro-rated award is subject to approval by the Board.

Performance Goals

Performance goals are established at the onset of each three-year performance period and will be finalized no later than the end of the first quarter of the first year in the performance period. Goals are established by the Board. In the event that multiple performance goals are selected, it is the responsibility of the Board to establish an appropriate weighting for each goal.

The performance goals are established in conjunction with the Bank’s Strategic Plan and encompass the Bank’s performance relative to shareholders, customers, and mission achievement. A performance schedule is established for each goal to indicate potential awards payable at various levels of performance:

•	the threshold is the minimally acceptable level of performance below which no award is paid;

•	the target is a realistic level of performance representing a stretch beyond current performance levels; and

•	the maximum represents truly outstanding performance and defines the limit of incentive compensation payable under the plan.

Once set, performance goals are intended to continue without change throughout the performance period.

Award Potential

Award opportunities are established by the Board. The award range for each position includes a threshold, target, and maximum award opportunity. Eligible positions are grouped into award levels based upon competitive compensation levels as well as position responsibilities and impact on the Bank’s long-term business success.

In the event that performance falls between threshold and target or between target and maximum, award payment will be determined by interpolation. Awards are defined as a percentage of the incumbent’s base salary in effect at the end of the performance period.

Award Determination

A participant must achieve at least a successful performance evaluation in each year of the plan cycle to be eligible for any award under the plan. If a participant receives an overall developmental performance evaluation, the participant will be ineligible for any award for that calendar year.

In the event a Federal Housing Finance Board examination identifies an unsafe or unsound practice or condition in a participant’s area of responsibility, the participant will not be eligible for an award for the period of the unsafe and unsound condition and until Internal Audit has confirmed that corrective action has been put in place.

In the event the Federal Housing Finance Board examination results in regulatory enforcement action during the performance period, there will be no payout for any participant.

In the event a critical internal audit issue is identified in a participant’s area of responsibility, the participant will be ineligible for an award until the issue is resolved and confirmed by Internal Audit review. In any case, the period of ineligibility will be a minimum of six months.

At the conclusion of each performance period, performance results will be presented to the Board. Final performance results and corresponding calculation of award payments are subject to Board approval.

Award Payment

Unless otherwise directed by the Board, payment of awards will be made as soon as possible after Board approval. Participants may voluntarily elect to defer a portion of their award payment under the terms of the Bank’s Supplemental Thrift Plan. All award payments will be subject to required tax withholdings.

Plan participants who terminate employment with the Bank by reason of normal retirement, death, or disability prior to the conclusion of a three-year performance period will receive a pro-rated award payment based on the months of completed service as a plan participant. Eligibility for a pro-rated award in the event of a participant’s early retirement is subject to approval by the Board. Pro-rated payments will be made at the same time as all other award payments upon completion of the three-year performance period. Any beneficiary of such payments will be the same as identified in the Bank’s qualified Retirement Plan.

Participants who terminate employment with the Bank during the three-year performance period (for reasons other than retirement, death, or disability) forfeit any award under the plan.

In the event a participant terminates employment after the end of the three-year performance period but prior to payment of the award (e.g. terminate after December 31 but before awards are determined and paid), the Board, in its sole discretion, may approve an award if it deems appropriate.

Termination or Amendment

The plan, in whole or in part, may at any time or from time-to-time be amended, suspended, or reinstated and may at any time be terminated by action of the Board. Until a determination of award payment has been made by the Board, no participant has a vested right to an award under the plan.

No amendment, suspension, or termination of the plan by the Board shall, without the consent of the participant, affect the rights of the participant to any award previously determined by the Board which has not yet been paid to the participant.

Miscellaneous Provisions

Neither the adoption of the Plan or its operation shall in any way affect the right and power of the Bank to dismiss any employee or otherwise terminate the employment or take other action including, but not limited to, removing the employee from the incentive-eligible position, at any time, for any reason, with or without cause.

Award payments under this plan shall have no impact on a participant’s level of benefit coverage under any of the Bank’s benefits plans including, but not limited to, qualified or non-qualified thrift or retirement benefits, life and accident insurance, or disability coverage.
Participants in this plan are ineligible to participate in the Bank’s Performance Sharing Plan.

No participant will have the right to alienate, assign, encumber, hypothecate, or pledge his or her interest in any Award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void.

This document is a complete statement of the Plan and as of the date below, supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank will not be bound by or liable to any employee for any representation, promise, or inducement made by any person which is not embodied in this document.

The Board has the power and authority to construe, interpret, and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan will lie within the Board’s absolute discretion and will be binding on all parties.

Effective date: January 1, 2001

FEDERAL HOME LOAN BANK OF PITTSBURGH

LONG-TERM INCENTIVE COMPENSATION PLAN

TERMS OF THE 2003-2005 PERFORMANCE PERIOD

Performance Period

The performance period commences on January 1, 2003 and ends on December 31, 2005.

Award Opportunity

Eligibility		Annualized		Over 3-Year Performance Period
Level	Threshold	Target	Maximum	Threshold	Target	Maximum
1	12.5%	25%	50%	37.5%	75%	150%
2	10%	20%	40%	30%	60%	120%
3	7.5%	15%	30%	22.5%	45%	90%

Note that the annualized award opportunities are provided for illustration only since awards will be paid only following completion of the full performance period. The award opportunity represents a percentage of base salary at the end of the performance period.